KODIAK ENERGY, INC. – CHANGE IN DIRECTOR AND UPDATE TO ANNUAL MEETING OF SHAREHOLDERS

September 5, 2008

CALGARY, ALBERTA -- (MARKET WIRE) – 05/09/08 -- Kodiak Energy, Inc. (TSX-V: KDK and OTCBB: KDKN.OB) ("Kodiak" or the "Corporation"), announces that Mr. Mark Hlady will not be standing for re-election as a director at the Corporation’s upcoming annual meeting of shareholders.  Mr. Hlady has chosen to focus on his other business interests.  Mr. Bill Tighe, Director, President and Acting Chief Executive Officer, will assume the position of Chairman upon re-election to the Board.

"Mr. Hlady’s support and stewardship of Kodiak over the past years were critical and invaluable", said Mr. Bill Tighe, President and Acting Chief Executive Officer.  Mr. Tighe added, “The Corporation would like to express its appreciation to Mr. Hlady for his hard work and dedication, and wish him well in his future endeavors.”

The date for Kodiak’s annual meeting of shareholders will be announced in the next few weeks.  The Corporation is currently working towards presenting a director nominee to replace Mr. Hlady and the nominee to be disclosed in the proxy statement.  Even though the Corporation’s proxy information is in compliance with United States disclosure and regulatory requirements, the Corporation’s listing on the Toronto Venture Exchange within this past year called for the proxy information to also be in compliance with Canadian regulatory requirements.  Furthermore, Kodiak’s accelerated filer status with the United States Securities and Exchange Commission required additional disclosure in the proxy.  Kodiak is in process of ensuring that the proxy information satisfies both Canadian and United States disclosure requirements prior to setting a meeting date.

About Kodiak

Kodiak Energy, Inc. is a Calgary, Alberta, Canada based publicly traded oil and gas exploration and development company focused on creating a portfolio of North American assets that offer production opportunities and asset growth through exploration. Kodiak has lease holdings in Montana, southeastern Alberta, northeastern Alberta and high impact prospects located in the central Mackenzie River Valley of the Northwest Territories, Canada and in northeastern New Mexico.

Contact:

Kodiak Energy, Inc.
William Tighe, President & Acting Chief Executive Officer
Phone:  +1-403-262-8044
Email:  info@kodiakpetroleum.com
Website:  www.kodiakpetroleum.com

Forward-Looking Statements

This press release may contain forward-looking statements.  The words or phrases "would be," "will" "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," or similar expressions are intended to identify "forward-looking statements."  The Corporation's business is subject to various other risks, which are discussed in the Corporation's filings with the US Securities and Exchange Commission and with Canadian securities commissions.  The Corporation's filings may be accessed at www.sec.gov or at www.sedar.com.

Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date.  The Corporation cautions readers not to place reliance on such statements. Unless otherwise required by applicable law, we do not undertake, and we specifically disclaim any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such a statement.

Further information relating to Kodiak may be found on www.sedar.com and www.sec.gov under the Company’s profile as well as on Kodiak's website at www.kodiakpetroleum.com.

The TSX Venture Exchange has not reviewed this news release and does not accept responsibility for the adequacy or accuracy of this release.